EXHIBIT 3.2

                                     BYLAWS

                                       of

                                G2 Ventures, Inc.

                               A Texas Corporation

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                              ARTICLE ONE: OFFICES
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         1.01. Registered Office and Agent. The registered office and registered agent of G2 Ventures, Inc. (hereinafter referred to as the "Corporation") shall be designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of Texas.

         1.02. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Texas, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                            ARTICLE TWO: SHAREHOLDERS
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         2.01.  Annual  Meetings.  An annual meeting of the  shareholders of the
Corporation shall be held during each calendar year on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, and if a legal holiday, then on the next business day following, at the time specified in the notice of the meeting. At such meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

         2.02. Special Meetings. A special meeting of the shareholders maybe called at any time by the President, the Board of Directors, or the holders of not less than 10 percent of all shares entitled to vote at such meeting. Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting.

         2.03. Place of Meetings; Unanimous Written Consent. The annual meeting of shareholders may be held at any place within or without the State of Texas as may be designated by the Board of Directors. Special meetings of shareholders may be held at any place within or without the State of Texas as may be designated by the person or persons calling such special meeting as provided in
Section 2.02. If no place for a meeting is designated, it shall be held at the registered office of the Corporation. A written instrument or instruments signed by all of the shareholders of the Corporation shall be sufficient to approve or ratify any business or action otherwise required to be voted upon at, and may be executed in lieu of, an annual or special shareholders' meeting.